Exhibit 107

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

Crescent Private Credit Income Corp.

(Name of Issuer)

Crescent Private Credit Income Corp.

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	—	—	—

Fees Previously Paid	$8,464,959.00 (1)	0.01531%	$1,295.99 (2)

Total Transaction Valuation	$8,464,959.00 (1)

Total Fees Due for Filing			$1,295.99 (2)

Total Fees Previously Paid			$1,295.99 (2)

Total Fee Offsets			—

Net Fee Due			$0.00

(1)

The transaction value is calculated as the estimated aggregate maximum purchase price for Shares. The fee of $1,295.99 was paid in connection with the filing of the Schedule TO-I by Crescent Private Credit Income Corp. (File No. 005-94434) on November 22, 2024 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)	Calculated at $153.10 per $1,000,000 of the transaction value.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	Crescent Private Credit Income Corp.	SC TO-I	005-94434	November 22, 2024		N/A

Fee Offset Sources					November 22, 2024		N/A